Exhibit (h)(6)	CHIEF COMPLIANCE OFFICER AGREEMENT

THIS AGREEMENT, originally made the 17th day of August 2011, as amended May 1, 2014, by and among:

RICHARD A. NUNN;

CFS CONSULTING SERVICES, LLC (“CCS”), a Texas Limited Liability Company having its principal place of business in Houston, Texas; and

CAPSTONE CHURCH CAPITAL FUND (“CCCF”), a Delaware statutory trust, and STEWARD FUNDS, INC. (“SFI”) and CAPSTONE SERIES FUND, INC. (“CSFI”), each a Maryland corporation having its principal place of business in Houston, Texas (CCCF, SFI and CSFI are “Companies” herein). The Companies adopt this Chief Compliance Officer Agreement on behalf of their portfolios listed on Schedule A hereto (each a "Fund”).

1.	Designation of Chief Compliance Officer. The Companies hereby designate Richard A. Nunn as Chief Compliance Officer (“CCO”) for the Companies, to have responsibility for administering the Companies’ policies and procedures adopted under Rule 38a-1 under the Investment Company Act of 1940 (“1940 Act”) and to perform the responsibilities of Chief Compliance Officer in accordance with this Agreement for the compensation provided in Section 5 hereof.

2.	Authority of Chief Compliance Officer. The Chief Compliance Officer shall act as an appointed officer of the Companies or Funds and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Companies or Funds.

3.	Duties of Chief Compliance Officer. The Chief Compliance Officer undertakes to provide the following services and to assume the following obligations, subject to the overall direction of the board of directors or trustees and officers of each Company:

(a)	To provide continuing implementation of a compliance program for the Funds pursuant to Rule 38a-l under the Act (“Rule 38a-l”), such program to contain policies and procedures reasonably designed to prevent the Funds from violating Federal Securities Laws (as defined in Rule 38a-1), including policies and procedures (“Policies and Procedures”) that provide for the oversight of compliance by each of the Funds’ investment adviser(s) (including any sub-adviser), principal underwriter, administrator and transfer agent (each, a “Service Provider”).

(b)	To provide such compliance oversight of, and reports regarding, the custodian of each of the Funds and such other matters as a Company’s board of directors or trustees shall request from time to time.

(c)	To assure that all Policies and Procedures have been approved by each Fund’s board of directors or trustees, including a majority of the directors or trustees who are not interested persons of the Fund, based on a finding that the Policies and Procedures are reasonably designed to prevent violation of the Federal Securities Laws by the Fund, and by the Fund’s Service Providers;

(c)	To prepare for periodic meetings with the Funds’ independent directors or trustees.

(d)	To review, no less frequently than annually, the adequacy of such Policies and Procedures and the effectiveness of their implementation and to recommend to the Service Provider’s Chief Compliance Officer or similar officer and/or to the Funds’ board of directors or trustees any changes deemed advisable as a result of such review;

(e)	To prepare an annual report to the Funds’ boards of directors or trustees as required by Rule 38a-1, such report to address the operation of the Policies and Procedures, any material changes made to the Policies and Procedures since the date of the last report, any material changes to the Policies and Procedures recommended as a result of the annual review conducted pursuant to paragraph 2(d), above, and each Material Compliance Matter (as defined in Rule 38a-1) that occurred since the date of the last report;

(f)	To assure that the Funds maintain copies, of: (1) Policies and Procedures, as currently in effect or as in effect at any time within the past five years, in an easily accessible place; (2) copies of materials provided to the Funds’ boards of directors or trustees in connection with their approval of the Policies and Procedures and of written reports provided to the Funds’ boards of directors or trustees pursuant to paragraph (a)(4)(iii) of Rule 38a-l, all such copies to be maintained for at least five years after the end of the fiscal year in which the documents were provided, the first two years in an easily accessible place; and (3) any records documenting the Funds’ annual review pursuant to paragraph (a)(3) of Rule 38a-l, such records to be maintained for at least five years after the end of the fiscal year in which the annual review was conducted, the first two years in an easily accessible place;

(g)	To track regulatory changes, industry rules and best practices, and guidance from legal and accounting communities in order to make changes or additions to Policies and Procedures to assure that they are kept up-to-date and to assure that the Funds’ boards of directors or trustees are kept informed of developments and, if necessary or advisable, approve such changes or additions;

(h)	To conduct, from time to time, as the Chief Compliance Officer shall deem appropriate in connection with his other obligations hereunder, or as requested by a Company’s board of directors or trustees: internal monitoring and auditing of Fund operations; monitoring of compliance by the Funds’ directors or trustees with ethics policies; monitoring of compliance by committees of the Funds’ boards of directors or trustees with their charters; preparation of responses to regulatory investigations and queries; and other compliance activities; and

(i)	To be available to the Funds’ boards of directors or trustees and officers for consultation and discussions regarding compliance management of the Funds.

4.	Supervisory Responsibilities; Assistance from CCS. The Chief Compliance Officer shall supervise the performance of services by CFS Consulting Services, LLC (“CCS”) under the Compliance Services Agreement between CCS and the Companies with respect to the Funds. The Chief Compliance Officer shall be assisted by CCS, pursuant to such Compliance Services Agreement, in performing his responsibilities hereunder. CCS shall, at its own expense, provide the Chief Compliance Officer with such office space, personnel and facilities as are reasonably necessary for him to perform his obligations under this Agreement.

5.	Compensation. Compensation for the services of the Chief Compliance Officer under this Agreement will be paid as provided in Schedule B hereto.

6.	Services Not Exclusive. The services of the Chief Compliance Officer hereunder are not to be deemed exclusive and the Chief Compliance Officer shall be free to render similar services to others.

7.	Liabilities of the Chief Compliance Officer. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Chief Compliance Officer, the Chief Compliance Officer shall not be liable to a Company, a Fund, or to any shareholder of a Fund for any act or omission in the course of, or in connection with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security.

8.	Conditions to Effectiveness. This Agreement will not take effect with respect to a Company or Fund unless the designation of the Chief Compliance Officer and his compensation hereunder have been approved with respect to such Company or Fund by the applicable Company’s board of directors or trustees, and by a majority of such directors or trustees who are not interested persons (as defined in Section 2(a)(19) of the 1940 Act) of such Company or Fund (“Independent Directors”).

9.	Renewal. Subject to Section 8 hereof, the term of this Agreement shall commence on the date hereof and shall continue in effect until terminated in accordance with Paragraph 11 hereof.

10.	Amendments: Addition of Company or Fund. This Agreement may be amended by written agreement among the parties at any time provided such amendment is authorized or approved by the board of directors or trustees of the applicable Company or Companies and by a majority of such Company’s Independent Directors, and in accordance with any other applicable regulatory requirements. A Fund may be added to Schedule A hereto, and its fee schedule may be added to Schedule B hereto, at any time provided such addition is approved by the applicable Fund’s board of directors or trustees and by a majority of such Fund’s Independent Directors.

11.	Termination; Withdrawal by CCS. This Agreement may be terminated with respect to one or more Companies or Funds:

(a)	by the Chief Compliance Officer on 60 days’ notice to the applicable Company or Companies and to CCS; or

(b)	by action of, and only with the approval of, the board of directors or trustees, including a majority of each applicable Company’s or Fund’s Independent Directors. If the board of directors or trustees, including a majority of the Independent Directors, of a Fund or Company dismisses the Chief Compliance Officer, this Agreement will end immediately with respect to that Fund or Company.

CCS may withdraw from its responsibilities under this Agreement on 60 days’ notice to the other parties, but such withdrawal shall not, by itself, terminate this Agreement.

12.	Notices. Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when mailed by United States certified mail, return receipt requested, or delivered in person against receipt to the party to whom it is to be given, at the address of such party set forth below:

If to the Chief Compliance Officer:

Richard A. Nunn

3700 W. Sam Houston Parkway South

Suite 250

Houston, TX 77042

If to CCS:

CFS Consulting Services, LLC

3700 West Sam Houston Parkway South

Suite 250

Houston, Texas 77042

If to a Company, as applicable:

Steward Funds, Inc.

3700 West Sam Houston Parkway South

Suite 250

Houston, Texas 77042

Capstone Series Fund, Inc.

3700 West Sam Houston Parkway South

Suite 250

Houston, Texas 77042

Capstone Church Capital Fund

3700 West Sam Houston Parkway South

Suite 250

Houston, Texas 77042

or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 12.

13.	Severability. If any provision of this Agreement is invalid, illegal or unenforceable, the balance of this Agreement shall remain in full force and effect and this Agreement shall be construed in all respects as if such invalid, illegal or unenforceable provision were omitted.

14.	Headings. Any paragraph headings in this Agreement are for convenience of reference only, and shall be given no effect in the construction or interpretation of this Agreement or any provisions thereof.

15.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and which together shall constitute but one and the same instrument.

16.	Governing Law. This Agreement shall be subject to the laws of the State of Texas, and shall be interpreted and construed to further and promote the operation of the Companies, including each Fund, as a diversified open-end management company or closed-end interval fund, as applicable.

17.	Limitation of Liability for Claim. The Declaration of Trust of CCCF, a copy of which, together with all amendments thereto, is maintained at the offices of CCCF, provides that “A Trustee, when acting in such capacity, shall not be personally liable to any person other than the Trust or a beneficial owner for any act, omission or obligation of the Trust or any Trustee. A Trustee shall not be liable for any act or omission or any conduct whatsoever in his capacity as Trustee, provided that nothing contained herein or in the Delaware Act shall protect any Trustee against any liability to the Trust or to Shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office of Trustee hereunder. No Trustee shall be responsible or liable for any neglect or wrong-doing of any officer, agent, employee, Investment Adviser, Administrator, Principal Underwriter, or service provider or consultant of the Trust, nor shall any Trustee be responsible for the act or omission of another Trustee. No Trustee who has been determined to be an “audit committee financial expert” (for purposes of Section 407 of the Sarbanes-Oxley Act of 2002 or any successor provision thereto) by the Board of Trustees shall be subject to any greater liability or duty of care in discharging such Trustee’s duties and responsibilities by virtue of such determination than is any Trustee who has not been so designated.”

CCS and the Chief Compliance Officer are hereby expressly put on notice of the foregoing limitations of liability of CCCF’s trustees and hereby agrees that the obligations assumed by CCCF pursuant to this Agreement shall be limited in all cases to CCCF and its assets, and neither CCS nor the Chief Compliance Officer shall seek satisfaction of any such obligation from shareholders or any shareholder of CCCF or any other series of CCCF or its shareholders, or from any trustee, officer, employee or agent of CCCF.

With respect to SFI and CSFI, CCS and the Chief Compliance Officer each understands that the rights and obligations of each Fund, or series, under the respective Articles of Incorporation are separate and distinct from those of any and all other series.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

RICHARD A. NUNN

/s/ Richard A. Nunn

STEWARD FUNDS, INC.

By	/s/ Edward L. Jaroski
Name:	Edward L. Jaroski
Title:	President

CAPSTONE SERIES FUND, INC.

By	/s/ Edward L. Jaroski
Name:	Edward L. Jaroski
Title:	President

CAPSTONE CHURCH CAPITAL FUND

By	/s/ Edward L. Jaroski
Name:	Edward L. Jaroski
Title:	President

CFS CONSULTING SERVICES, LLC

By	/s/ Edward L. Jaroski
Name:	Edward L. Jaroski
Title:	President

SCHEDULE A

1. The Steward Funds "group of investment companies," as that term is used in Rule 11a-3 under the Investment Company Act of 1940:

a.           The following Steward Funds series of SFI are Funds under the Compliance Services Agreement:

Steward Large Cap Enhanced Index Fund

Steward Global Equity Income Fund

Steward International Enhanced Index Fund

Steward Select Bond Fund

b.           The following Steward Funds series of CSFI is a Fund under the Compliance Services Agreement

Steward Small-Mid Cap Enhanced Index Fund

2. Capstone Church Capital Fund is a Company and a Fund under the Compliance Services Agreement

SCHEDULE B

COMPENSATION

CCO Fee

The base CCO Fee shall be paid at the end of each calendar month at the annual rates indicated in the following schedule for each "group of investment companies," as defined in Rule 11a-3 under the Investment Company Act of 1940, as amended. The total base CCO fee payable each month for each group of investment companies shall be allocated among the Funds in the group based on the relative net assets of the Funds for that month. Each Fund that is not part of a "group of investment companies" shall be charged a base CCO fee at the rate shown in the following schedule that is applicable for the first Fund in a group of investment companies.

Additional fees may be charged to an individual Fund that uses a Service Provider different from that used by the majority of Funds covered by the Agreement, or that has complex securities or has higher risk compliance issues, as determined by Chief Compliance Officer, subject to approval by the applicable board of directors or trustees.

Base CCO Fee for Funds in group:

1st Fund	18,000.00
Next Fund	16,500.00
Next Fund	15,000.00
Next Fund	12,500.00

Each additional Fund	10,000.00

In accordance with the foregoing, the total annual CCO fees for the Funds listed on Schedule A are as follows:

Steward Funds (a group of investment companies containing five series):

Total annual base CCO fee —	$72,000.00
Additional fees	$0.00
Total	$72,000.00

Church Capital Fund:

Total annual base CCO fee —	$18,000.00
Additional Fee	$3,000.00
Total	$21,000.00

If the Chief Compliance Officer shall serve for less than any whole month, the compensation will be prorated. The board of directors or trustees of a Company, including a majority of the Independent Directors, may determine by resolution to increase the compensation of, or to pay a bonus to, the Chief Compliance Officer in any year with respect to one or more Funds, with such amount to be paid by the applicable Fund or Funds at such times as are determined by such board of directors or trustees.